Exhibit 99.1

NEWS

Contact: Steve Kraus, (608) 252-7907

MGE Energy Reports Third-Quarter Earnings

Madison, Wis., Nov. 12, 2007—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended Sept. 30, 2007, of $15.5 million or 71 cents per share, compared to $12.7 million or 62 cents per share during the same period in the prior year.

One factor contributing to the earnings for the third quarter was sales growth at the electric segment. During the three months ended Sept. 30, 2007, electric deliveries increased 3.1% from those in the same period in the prior year. The increase in electric deliveries primarily represents increased residential and commercial usage. Additionally, during the three months ended Sept. 30, 3007, MGE Energy received a $0.6 million payment from the Midwest Independent System Operator (MISO) that reduced purchased power expense.

Also contributing to higher earnings is an increase in revenues from the recovery of carrying costs related to MGE Energy's construction activities. As a result of the construction activities at Elm Road and the Top of Iowa III wind project, MGE Energy recognized $1.1 million in additional revenue for the three months ended Sept. 30, 2007.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to nearly 135,000 customers in Dane County, Wis., and purchases and distributes natural gas to more than 138,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy Inc.

(In thousands, except per-share amounts)

(Unaudited)

	2007	2006
Three Months Ended Sept. 30
Operating revenue	$116,323	$110,629
Operating income	$25,735	$22,758
Net income	$15,536	$12,703
Earnings per share (basic and diluted)	$0.71	$0.62
Weighted average shares outstanding (basic and diluted)	21,780	20,575

Nine Months Ended Sept. 30
Operating revenue	$394,754	$368,935
Operating income	$64,091	$57,456
Net income	$37,804	$31,270
Earnings per share (basic and diluted)	$1.77	$1.53
Weighted average shares outstanding (basic and diluted)	21,396	20,499

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